                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                          Fresh Choice, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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

                               FRESH CHOICE, INC.



                                                                   April 9, 1998




Dear Stockholder:

        This year's Annual Meeting of Stockholders will be held on Thursday, May 21, 1998 at 2:00 p.m. local time at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California. You are cordially invited to attend.

        The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

        After reading the Proxy Statement, please promptly mark, sign, and return the enclosed proxy in the postage-prepaid envelope to ensure that your shares will be represented. Your shares cannot be voted unless you date, sign, and return the enclosed proxy or attend the annual meeting in person. Regardless of the number of shares you own, your careful consideration of, and voting upon, the matters before our stockholders are important.

        A copy of the Company's Annual Report is also enclosed.

        The Board of Directors and Management look forward to seeing you at the annual meeting.

                                Very truly yours,

                                /s/ EVERETT F. JEFFERSON

                                Everett F. Jefferson
                                President and Chief Executive Officer

                               FRESH CHOICE, INC.

                          2901 Tasman Drive, Suite 109
                              Santa Clara, CA 95054

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1998

Dear Stockholder:

        You are invited to attend the Annual Meeting of the Stockholders of Fresh Choice, Inc. (the "Company"), which will be held on Thursday, May 21, 1998, at 2:00 p.m. at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California:

        1. To elect two (2) Class III directors to hold office for a three-year term and until their respective successors are elected and qualified.

        2. To consider and vote upon a proposal to amend the Company's 1992 Employee Stock Purchase Plan to increase the maximum aggregate number of shares reserved for issuance thereunder by 200,000.

        3. To consider and vote upon a proposal to amend the Company's 1988 Stock Option Plan to extend its term by ten (10) years.

        4. To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company's independent accountants for the fiscal year ending December 27, 1998.

        5. To transact such other business as may properly come before the meeting.

        Stockholders of record at the close of business on March 30, 1998 are entitled to notice of and to vote at this meeting and any adjournments thereof. For ten (10) days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose relating to the meeting during ordinary business hours at the principal office of the Company.

                                 By order of the Board of Directors,


                                 /s/ JOAN M. MILLER

                                 JOAN M. MILLER
                                 Secretary

Santa Clara, California
April 9, 1998



--------------------------------------------------------------------------------
IMPORTANT: PLEASE FILL IN, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE PREPAID ENVELOPE TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY CHOOSE TO VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD.
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----

GENERAL INFORMATION..........................................................................1

ELECTION OF DIRECTORS........................................................................6

PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN......................................9
        Summary of the Provisions of the 1992 Purchase Plan..................................9
        Summary of Federal Income Tax Consequences of the 1992 Purchase Plan................10
        Vote Required and Board of Directors' Recommendation................................10

PROPOSAL TO AMEND THE 1988 STOCK OPTION PLAN................................................12
        Summary of the Provisions of the Option Plan, as Amended............................12
               In General...................................................................12
               Grants to Employees, Directors Who Are Also Employees and Consultants........13
               Grants to Eligible Nonemployee Directors.....................................13
        Summary of Federal Income Tax Consequences of Option Plan...........................14
               Incentive Stock Options......................................................13
               Nonqualified Stock Options...................................................14
        Vote Required and Board of Directors' Recommendation................................15
        Changes to Benefit Plans............................................................15

NEW PLAN BENEFITS...........................................................................16

EXECUTIVE COMPENSATION AND OTHER MATTERS....................................................17
        Compensation of Directors...........................................................20
        Change in Control and Severance Arrangements........................................21

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.....................................23
        Deductibility of Executive Compensation.............................................24

COMPARISON OF STOCKHOLDER RETURN............................................................26

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS......................................27

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING................................27

TRANSACTION OF OTHER BUSINESS...............................................................27

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                               FRESH CHOICE, INC.
                          2901 TASMAN DRIVE, SUITE 109
                          SANTA CLARA, CALIFORNIA 95054

        The accompanying proxy is solicited by the Board of Directors of Fresh Choice, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held May 21, 1998, and any adjournment thereof for the purposes set forth in the accompanying Notice of Annual Meeting. The date of this Proxy Statement is April 9, 1998, the approximate date on which this Proxy Statement and the accompanying form of proxy were first sent or given to stockholders.

                               GENERAL INFORMATION

        Annual Report. An annual report for the fiscal year ended December 28, 1997, is enclosed with this Proxy Statement.

        Voting Securities. Only stockholders of record as of the close of business on March 30, 1998, will be entitled to vote at the meeting and any adjournment thereof. As of that date, there were 5,682,193 shares of Common Stock of the Company, par value $.001 per share, issued and outstanding. Stockholders may vote in person or by proxy. Each holder of shares of Common Stock is entitled to one (1) vote for each share of stock held on the proposals presented in this Proxy Statement. The Company's bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting.

        Solicitation of Proxies. The cost of soliciting proxies will be borne by the Company. In addition to soliciting stockholders by mail through its regular employees, the Company will request banks, and brokers, and other custodians, nominees and fiduciaries, to solicit their customers who have stock of the Company registered in the names of such persons and will reimburse them for their reasonable, out-of-pocket costs. The Company may use the services of its officers, directors, and others to solicit proxies, personally or by telephone, without additional compensation.

        Voting of Proxies. All valid proxies received prior to the meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly-executed proxy with a later date, or by attending the meeting and voting in person.

        Stock Ownership of Certain Beneficial Owners and Management. The following tables set forth certain information, as of February 28, 1998, with respect to the beneficial ownership of the Company's Common Stock by (i) all persons known by the Company to be the beneficial owners of more than 5% of the outstanding Common Stock of the Company; (ii) each director and director-nominee of the Company; (iii) the Chief Executive Officer and the four other most highly-compensated executive officers of the Company whose salary and incentive compensation for the fiscal year ended December 28, 1997 exceeded $100,000; and
(iv) all executive officers and directors of the Company as a group.


      NAME AND ADDRESS OF BENEFICIAL OWNERS            SHARES OF COMMON STOCK OWNED(1)
      -------------------------------------            -------------------------------
                                                       NUMBER OF            PERCENTAGE
                                                         SHARES              OF CLASS
                                                       ---------            ----------
Crescent Real Estate Equities Limited Partnership       2,198,259(2)           27.9%
     777 Main Street, Suite 2100
     Fort Worth, TX 76102

T. Rowe Price Associates, Inc.                            540,000(3)            9.5%
     100 East Pratt Street
     Baltimore, MD  21202

Richard E. Rainwater                                      496,400(4)            8.7%
     777 Main Street, Suite 2700
     Fort Worth, TX  76102

Bay Area Micro-Cap Fund, LP                               403,100(5)            7.1%
     1151 Bay Laurel Drive
     Menlo Park, CA  94025

Dimensional Fund Advisors Inc.                            342,800(6)            6.0%
     1299 Ocean Avenue, 11th Floor
     Santa Monica, CA 90401

Charles A. Lynch                                          100,838(7)            1.7%

Everett F. Jefferson                                       54,499(8)            1.0%

Carl R. Hays                                               16,885(9)            *

M. Michael Casey                                            4,578(10)           *

Vern O. Curtis                                              4,578(11)           *

David E. Pertl                                              8,999(12)           *

Tim G. O'Shea                                               4,355(13)           *

Robert Ferngren                                                 0(14)           *

Executive officers and directors as a group (9             212,345(15)          3.6%
     persons)

----------

*Less than 1%

1 Except as indicated in the footnotes to this table, the persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable.

2 Includes (i) 1,187,906 shares of Series B Non-Voting Participating Convertible Preferred Stock ("Series B Preferred Stock"), (ii) 513,953 shares subject to an option to purchase Series C Non-Voting Participating Convertible Preferred Stock ("Series C Preferred Stock") and (iii) 496,400 shares subject to an option to purchase the Common Stock presently owned by Mr. Richard E. Rainwater. Does not include (i) 1,187,906 shares of Series A Voting Participating Convertible Preferred Stock ("Series A Preferred Stock") that may be acquired at any time upon conversion of Series B Preferred Stock, because Series B Preferred Stock is included, and (ii) 513,953 shares of Common Stock that may be acquired at any time upon conversion of Series C Preferred Stock, because Series C Preferred Stock is included. After conversion of any shares of Series B Preferred Stock into Series A Voting Participating Convertible Preferred Stock (the "Series A Preferred Stock"), the holders of Series A Preferred Stock would have the right to elect a majority of the Board upon an event of noncompliance with certain financial covenants set forth in the Certificate of Determination of Preferences for the Series A Preferred Stock.

3 Based on a Schedule 13G filed with the Securities and Exchange Commission (the "SEC") on February 9, 1998, T. Rowe Price Associates, Inc. and T. Rowe Price Small Cap Value Fund, Inc. each has sole power to vote all 540,000 shares, and no power to dispose of any of such shares.

4 Does not include shares of preferred stock of the Company held by Crescent Real Estate Equities Limited Partnership. Mr. Rainwater is the Chairman of the Board of, and holds a significant equity interest in, Crescent Real Estate Equities Company, a real estate investment trust which holds an approximate 88.8% limited partnership interest and indirectly holds a 1% general partnership interest in Crescent Real Estate Equities Limited Partnership.

5 Includes (i) 293,400 shares owned by Bay Area Micro-Cap Fund, LP (the "Fund") of which Bay Area Micro-Cap Management Company, LLC is the general partner (the "General Partner"); (ii) 23,300 shares owned by Peter L. Holland, a member of the General Partner ("Mr. P.L. Holland"); (iii) 20,000 shares owned by Smart & Holland Value Fund, L.P. ("Smart & Holland Value"), of which William A. Smart, III, a member of the General Partner ("Mr. Smart"), is a partner; and (iv) 66,400 shares owned by Smart & Holland Investment Fund, L.P. ("Smart & Holland Investment"). The 293,400 shares owned by the Fund can be voted and disposed of by Gregory F. Wilbur, as managing member of the General Partner, acting alone, or by Mr. Smart and Mr. P.L. Holland, as managing members of the General Partner, acting together. Mr. P.L. Holland has sole voting and disposition power with respect to the 23,300 shares that he owns individually . The 20,000 shares owned by Smart & Holland Value can be voted and disposed of by David B. Holland ("Mr. D.B. Holland") and Mr. Smart acting together. The 66,400 shares owned by Smart & Holland Investment can be voted and disposed of by Mr. D.B. Holland, Mr. Smart and Mr. P.L. Holland acting together.

6 Based on a Schedule 13G filed with the SEC on February 10, 1998, Dimensional Fund Advisors Inc. has sole voting power of 224,600 shares and sole dispositive power of all 342,800 shares. All of such shares are owned by advisory clients of Dimensional Fund Advisors Inc.

7 Includes 90,451 shares subject to stock options exercisable within sixty days of February 28, 1998.

8 Consists of (i) 38,449 shares subject to stock options exercisable within sixty days of February 28, 1998 and (ii) 8,500 shares held in an Individual Retirement Account.

9 Consists of 16,885 shares subject to stock options exercisable within sixty days of February 28, 1998.

10 Consists of 4,578 shares subject to stock options exercisable within sixty days of February 28, 1998.

11 Consists of 4,578 shares subject to stock options exercisable within sixty days of February 28, 1998.

12 Consists of (i) 4,999 shares subject to stock options exercisable within sixty days of February 28, 1998 and (ii) 4,000 shares held in an Individual Retirement Account.

13 Includes 4,166 shares subject to stock options exercisable within sixty days of February 28, 1998.

14 Mr. Ferngren resigned from the Company as President and Chief Executive Officer in February 1997.

15 Includes an aggregate of 175,871 shares subject to stock options held by all executive officers and directors as a group exercisable within sixty days of February 28, 1998.

    NAME AND ADDRESS OF
     BENEFICIAL OWNERS                                          SHARES OF PREFERRED STOCK OWNED(1)
------------------------                     ----------------------------------------------------------------------
                                                    SERIES A              SERIES B               SERIES C
                                             ----------------------  ---------------------  -----------------------
                                              NUMBER OF  PERCENTAGE  NUMBER OF  PERCENTAGE  NUMBER OF   PERCENTAGE
                                                SHARES    OF CLASS     SHARES    OF CLASS     SHARES     OF CLASS
                                             ----------  ----------  ---------  ----------  ----------  -----------
Crescent Real Estate
Equities Limited Partnership ...............1,187,906(2)    100%    1,187,906(3)    100%     513,953(4)    100%
    777 Main Street, Suite 2100
    Fort Worth, TX  76102

----------

1 No shares of Preferred Stock except those listed in the table below are outstanding or may become outstanding within 60 days of February 28, 1998, and no one listed in the table above covering the Company's Common Stock has any rights to beneficially acquire such Preferred Stock.

2 Represents 1,187,906 shares of Series B Preferred Stock that may be converted into Series A Preferred Stock at any time at the option of the holder. Series A Preferred Stock may be converted into Common Stock at any time at the option of the holder. After conversion of any shares of Series B Preferred Stock into Series A Voting Participating Convertible Preferred Stock (the "Series A Preferred Stock"), the holders of Series A Preferred Stock would have the right to elect a majority of the Board upon an event of noncompliance with certain financial covenants set forth in the Certificate of Determination of Preferences for the Series A Preferred Stock.

3 Series B Preferred Stock is non-voting, but may be converted into Series A Preferred Stock or Common Stock at any time at the option of the holder. See also footnote 2 above.

4 Represents shares subject to an immediately exercisable option. Series C Preferred Stock is non-voting, but may be converted into Common Stock at any time at the option of the holder.

                              ELECTION OF DIRECTORS

        The Company has a classified Board of Directors consisting of two Class I directors (Vern O. Curtis and Charles L. Boppell), two Class II directors (Carl R. Hays and Charles A. Lynch), and two Class III directors (Everett F. Jefferson and Barry Krantz), who will serve until the Annual Meetings of Stockholders to be held in 1999, 2000 and 1998, respectively, and until their respective successors are duly elected and qualified. At each Annual Meeting of Stockholders, directors are elected for a full term of three (3) years to succeed those directors whose terms expire on the Annual Meeting dates.

        Management's nominees for election at the Annual Meeting of Stockholders to Class III of the Board of Directors are Everett F. Jefferson and Barry Krantz. If elected, the nominees will serve as directors until the Company's Annual Meeting of Stockholders in 2001, and until their successors are elected and qualified. If either nominee declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although management knows of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as management may designate.

        If a quorum is present and voting, the two (2) nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and shares held by brokers that are present but not voted, because the brokers were prohibited from exercising discretionary authority (i.e., "broker non-votes"), will be counted as present for purposes of determining whether a quorum is present.

        The table below sets forth for the current directors, including the Class III nominees to be elected at this meeting, certain information with respect to age and background:

                NAME                    AGE     POSITIONS WITH THE COMPANY       DIRECTOR SINCE
                ----                    ---     --------------------------       --------------
Class III directors to be elected
  at the 1998 Annual Meeting of
  Stockholders:

Barry Krantz                             53     Director                              1998

Everett F. Jefferson                     59     President and Chief Executive         1997
                                                Officer of the Company and
                                                Director
Class I director whose term expires
  at the 1999 Annual Meeting of
  Stockholders:

Vern O. Curtis                           63     Director                              1996

Charles L. Boppell                       56     Director                              1998

Class II director whose terms
  expire at the 2000 Annual Meeting
  of Stockholders:

Carl R. Hays                             59     Director                              1989

Charles A. Lynch                         70     Chairman of the Board of the          1989
                                                Company since March 1995;
                                                Director

        Mr. Krantz has served as a director of the Company since March 1998. Mr. Krantz currently serves on the Board of Directors of and/or consults with several of the major restaurant chains in the United States and internationally. Mr. Krantz has spent more than 20 years in various executive positions within the foodservice industry. From January 1994 to August 1995, Mr. Krantz served as President and Chief Operating Officer of

Family Restaurants, Inc., a $1.2 billion company, which owned and operated the El Torito, Chi-Chi's, Reuben's, Charley Brown's, Coco's, Carrows and jojos chains. From March 1993 to January 1994, Mr. Krantz served as the Chief Operating Officer for Restaurant Enterprises Group, and served as President of its Family Restaurant Division from January 1989 to January 1994. From January 1979 to January 1987, Mr. Krantz was the Senior Vice President of Marketing and Concept Development for Denny's Restaurants. Mr. Krantz received a Bachelor of Arts degree from the University of Pennsylvania and a Masters in Business Administration from the Stanford University Graduate School of Business. Before starting a career in the foodservice industry, Mr. Krantz held a variety of product management positions at General Foods Corporation and senior account management positions at several major advertising agencies.

        Mr. Jefferson was elected President and Chief Executive Officer and a Director of the Company in February 1997. From June 1996 to February 1997 Mr. Jefferson was an independent consultant. From June 1993 to June 1996, Mr. Jefferson was President and Chief Executive Officer of Cucina Holdings, Inc., the operator of Java City coffee and bakery. From March 1990 to June 1993, he was an independent consultant and independent restaurant operator. From May 1987 to March 1990, Mr. Jefferson served as President and Chief Executive Officer of Skipper's, Inc. From May 1986 to April 1987, Mr. Jefferson served as President of Kings Table, Inc. Earlier in his career, Mr. Jefferson served for five (5) years as Senior Vice President of operations for Pizza Hut, Inc. and for ten
(10) years as Regional Director of the Southeast and Caribbean for Saga Corporation.

        Mr. Curtis has served as a director of the Company since April 1996. Since June 1991, Mr. Curtis has been self-employed as an investor. Mr. Curtis devoted three years between June 1992 and June 1995 to full-time service for the Church of Jesus Christ of Latter-day Saints. From August 1988 to June 1991, Mr. Curtis was Dean of the School of Business and Economics of Chapman College, a liberal arts college in Orange, California. From 1968 to January 1987, Mr. Curtis served in various executive positions with Denny's, Inc., a diversified restaurant company of over 1,900 units, including serving as President and Chief Executive Officer from 1980 to 1987 and Chairman of the Board from 1985 to 1987. He currently serves on the Board of Directors of PIMCO Mutual Funds, a group of mutual funds that primarily manages fixed income securities; PIMCO Commercial Mortgage Security Trust, Inc., a closed-end fund specializing in investment in commercial mortgage backed securities; PS Business Parks, Inc., a real estate investment trust company; and Public Storage Properties XX, Inc., which is affiliated with Public Storage, Inc.

        Mr. Boppell has served as a director of the Company since March 1998. Mr. Boppell has served as the President and CEO of La Salsa Holding Co. ("La Salsa") since November 1993. Under his leadership, La Salsa has grown two hundred percent (200%) and has ninety-four (94) restaurants, with several more in development. Mr. Boppell also served as President and CEO of Godfather Pizza from 1984 to 1985. In 1989, while serving as a Director of Hudson's Grill America, Inc., Mr. Boppell was chosen to serve as CEO during that company's reorganization. From 1981 to 1984, Mr. Boppell served as Vice President of Operations of Taco Bell, and was later elected President. At Pizza Hut, a division of PepsiCo, Mr. Boppell served from 1977 to 1981 as Western Division Vice President and later advanced to become the Senior Vice President of Operations. From 1965 to 1977, Mr. Boppell held various positions with Saga Corporation, a contract food services company, including College Account Manager, Regional Vice President Sales, District Manager and Vice President General Manager of Saga Food Systems. Mr. Boppell currently serves as a Director of La Salsa Holding Co., New Focus and Cucina Holdings, and is the owner of Ventura Toyota. Mr. Boppell serves as Chairman of the Board for his alma mater, Whitworth College in Spokane, Washington.

        Mr. Hays has served as a Director of the Company since March 1989. Mr. Hays is currently a franchisee of Outback Steakhouse in Northern California. From November 1989 to January 1993, Mr. Hays was the Chief Operating Officer of Al Copeland Enterprises, the parent company of Popeye's Famous Fried Chicken and Church's Fried Chicken.

        Mr. Lynch was elected Chairman of the Board in March 1995 and has served as a Director of the Company since April 1989. Mr. Lynch also served as the Chief Executive Officer of the Company from May 1995 to November 1995. In March 1998, Mr. Lynch was appointed Chairman and Chief Executive Officer of Arrowhead Mills, Inc. From July 1989 to March 1995, Mr. Lynch was also the Chairman of

Market Value Partners Company, an investment firm. From July 1988 to June 1989, he was the President and Chief Executive Officer of Levolor Corporation, a manufacturer of window coverings. From September 1986 to June 1988, he was the Chairman and Chief Executive Officer of DHL Airways, Inc., a provider of express courier service. From 1978 to 1986, Mr. Lynch was the Chairman of the Board and Chief Executive Officer of Saga Corporation, a diversified restaurant and food services company. Mr. Lynch is also a Director of Nordstrom, Inc., Pacific Mutual Insurance Companies, PST Vans, Inc., Madge Networks, N.V. and Authentic Speciality Foods.

        During the fiscal year ended December 28, 1997, the Board held five (5) meetings. No director attended fewer than 100% of such meetings of the Board.

        The Company does not have a standing Nominating Committee, but does have an Audit and Finance Committee and a Compensation Committee.

        The Audit and Finance Committee's function is to review, with the Company's independent auditors and management, the results of the examination of the Company's financial statements by the independent auditors and the independent auditors' opinion. The Audit and Finance Committee also approves all professional services performed by the independent auditors, recommends the retention of the independent auditors to the Board, subject to ratification by the stockholders, and periodically reviews the Company's accounting policies and internal accounting and financial controls. In fiscal 1997, M. Michael Casey was Chairman of the Audit and Finance Committee and its other members were Messrs. Curtis and Hays. Mr. Casey has resigned from the Audit and Finance Committee effective at the end of his term as a director immediately prior to the 1998 Annual Meeting. Messrs. Krantz and Boppell joined the Audit and Finance Committee, and Mr. Curtis was elected Chairman of such committee effective upon the 1998 Annual Meeting of Stockholders. The Audit and Finance Committee held two (2) meetings during the fiscal year ended December 28, 1997.

        The Compensation Committee's function is to review and recommend executive compensation, including officer salary levels, incentive compensation programs, and stock option grants. In fiscal 1997, Mr. Curtis was chairman of the Compensation Committee and its other members were Messrs. Casey and Hays. Mr. Casey has resigned from the Compensation Committee effective at the end of his term as a director immediately prior to the 1998 Annual Meeting, and Mr. Curtis has resigned as Chairman of the Compensation Committee effective immediately prior to the 1998 Annual Meeting. Messrs. Krantz and Boppell joined the Compensation Committee, and Mr. Krantz was elected Chairman of the Compensation Committee effective upon the 1998 Annual Meeting of Stockholders. The Compensation Committee held four (4) meetings during the fiscal year ended December 28, 1997. For additional information concerning the Compensation Committee, see "COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION."

             PROPOSAL TO AMEND THE 1992 EMPLOYEE STOCK PURCHASE PLAN

        The Company's 1992 Purchase Plan is intended to qualify as an "employee stock purchase plan" under section 423 of the Code. Management believes that the availability of an adequate number of shares under the 1992 Purchase Plan is an important factor in attracting and retaining qualified employees essential to the success of the Company. As of March 31, 1998, there were 28,138 shares available for issuance under the 1992 Purchase Plan. On March 31, 1998, the Board of Directors amended the 1992 Purchase Plan, subject to stockholder approval, to increase the number of shares of the authorized but unissued Common Stock of the Company reserved for issuance under the 1992 Purchase Plan from 129,600 shares to 329,600 shares.

SUMMARY OF THE PROVISIONS OF THE 1992 PURCHASE PLAN

        The following summary of the 1992 Purchase Plan is qualified in its entirety by the specific language of the 1992 Purchase Plan, a copy of which is available to any stockholder upon request.

        Any employee of the Company or any present or future parent or subsidiary corporation of the Company (including any director who is also an employee) is eligible to participate in the 1992 Purchase Plan so long as the employee has been employed by the Company for at least one (1) year. No person who owns or holds options to purchase, or as a result of participation in the 1992 Purchase Plan would own or hold options to purchase, 5% or more of the total combined voting power or value of all classes of stock of the Company is entitled to participate in the 1992 Purchase Plan. As of March 31, 1998, 584 current employees were eligible to participate in the 1992 Purchase Plan.

        Each offering of Common Stock under the 1992 Purchase Plan is generally for a period of twenty-four (24) months (an "Offering Period"). The initial Offering Period commenced on November 30, 1992 and ended on November 30, 1994. Subsequent Offering Periods start each June 1 and December 1 and end the second May 31 and November 30, respectively, thereafter. At the end of each Offering Period, shares are issued based on the payroll deductions accumulated during that Offering Period. Participation in the 1992 Purchase Plan is limited to eligible employees who authorize payroll deductions pursuant to the 1992 Purchase Plan. Such payroll deductions must be at least 1% but may not exceed 10% of an employee's compensation and cannot exceed $10,000 in any twelve (12) month period from December 1 to November 30. Once an employee becomes a participant in the 1992 Purchase Plan, that employee will automatically participate in each successive offering until such time as that employee withdraws from the 1992 Purchase Plan, becomes ineligible to participate in the 1992 Purchase Plan, or his or her employment ceases.

        The purchase price per share at which the shares of the Company's Common Stock are sold in an offering generally will be equal to 85% of the lesser of the fair market value of the Common Stock on the first or the last day of the Offering Period. As of March 31, 1998, the closing price of the Company's Common Stock, as reported on the Nasdaq National Market, was $3.375 per share. Subject to certain limitations, the number of shares of the Company's Common Stock a participant purchases in an Offering Period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the Offering Period by the purchase price per share. Participants may not purchase shares of the Company's Common Stock having a fair market value exceeding $10,000 in any calendar year (measured by the fair market value of the Company's Common Stock on the first day of the Offering Period in which the shares are purchased). Furthermore, no participant may purchase in any single Offering Period more than the number of whole shares of the Company's Common Stock arrived at by dividing $50,000 by the fair market value of the shares on the first day of an Offering Period. Any cash not applied to the purchase of shares will be returned to the participant unless the amount of such cash is less than the amount necessary to purchase a whole share of Common Stock, in which case the Company may establish procedures to apply the remaining amount to a subsequent Offering Period.

        A participant may withdraw from an offering at any time without affecting his or her eligibility to participate in future offerings. However, once a participant withdraws from an offering, that participant may not again participate in the same offering.

        The Board of Directors may at any time amend or terminate the 1992 Purchase Plan, except that the Board of Directors may not affect outstanding purchase rights through a termination, adversely affect a participant's right under an outstanding purchase right unless necessary to qualify the 1992 Purchase Plan as an employee stock purchase plan or to qualify or register the shares under applicable securities laws and the approval of the Company's stockholders is required within twelve months of the adoption of any amendment increasing the number of shares authorized for issuance under the 1992 Purchase Plan, or changing the definition of the corporations which may be designated by the Board as corporations whose employees may purchase shares of the Company's Common Stock under the 1992 Purchase Plan. The 1992 Purchase Plan will terminate at the time determined by the Board of Directors or when all the shares reserved for issuance under the 1992 Purchase Plan have been issued, whichever occurs first.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF THE 1992 PURCHASE PLAN

        The following summary is intended only as a general guide as to the United States federal income tax consequences under current law of participation in the 1992 Purchase Plan and does not attempt to describe all potential tax consequences. Furthermore, the tax consequences are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

        Generally, a participant recognizes no taxable income either as a result of becoming a participant in the 1992 Purchase Plan or purchasing shares of the Company's Common Stock under the 1992 Purchase Plan.

        The tax consequences of a disposition of 1992 Purchase Plan shares vary depending on the period that such stock is held before its disposition. If a participant disposes of shares purchased under the 1992 Purchase Plan within two years from the first day of the applicable Offering Period or within one year from the date of purchase (which is the last day of an Offering Period) (a "disqualifying disposition"), the participant will realize ordinary income in the year of such disposition equal to the amount by which the fair market value of the shares on the date the shares were purchased exceeds the purchase price. The amount of the ordinary income will be added to the participant's basis in the shares, and any additional gain or resulting loss recognized on the disposition of the shares will be a capital gain or loss. A capital gain or loss will be long-term or mid-term if the participant's holding period is more than twelve months.

        If the participant disposes of shares purchased under the 1992 Purchase Plan at least two years after the first day of the applicable Offering Period and at least one year after the date of purchase, the participant will realize ordinary income in the year of disposition equal to the lesser of (i) the excess of the fair market value of the shares on the date of disposition over the purchase price or (ii) 15% of the fair market value of the shares on the first day of the applicable Offering Period. The amount of any ordinary income will be added to the participant's basis in the shares, and any additional gain recognized upon the disposition after such basis adjustment will be a long-term or mid-term capital gain. If the fair market value of the shares on the date of disposition is less than the purchase price, there will be no ordinary income and any loss recognized will be a long-term or mid-term capital loss.

        The Company will generally be entitled to a deduction in the year of a disqualifying disposition equal to the amount of ordinary income recognized by the participant as a result of the disposition, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder. In all other cases, no deduction is allowed to the Company.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

        The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

        The Board of Directors believes that the increase in the share reserve of the 1992 Purchase Plan is in the best interests of the stockholders and the Company for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE INCREASE IN THE SHARE RESERVE OF THE 1992 EMPLOYEE STOCK PURCHASE PLAN.

                  PROPOSAL TO AMEND THE 1988 STOCK OPTION PLAN

        In February 1989 the Board of Directors adopted, and in November 1989 the stockholders of the Company approved, the 1988 Stock Option Plan. Amendments to the 1988 Stock Option Plan have been adopted by the Board of Directors and approved by the stockholders of the Company from time to time. The 1988 Stock Option Plan, as amended, is referred to as the "Option Plan." The Option Plan provides for the granting of options to purchase the Common Stock of the Company to eligible full-time employees (including officers) and directors of the Company or certain parent or subsidiary corporations of the Company (a "Participating Company"), or to individuals who are rendering services as consultants or other independent contractors to a Participating Company. As of March 31, 1998, a total of 782,325 shares of Common Stock remained available for option grants under the Option Plan out of a total authorized share reserve of 1,500,000 such shares. By its terms, the Option Plan will expire on February 28, 1999. On March 31, 1998 the Board of Directors adopted an amendment to the Option Plan, subject to stockholder approval, to extend the term of the Option Plan until February 28, 2009. This amendment will enable the Company to continue to grant options to eligible employees, directors and consultants under the terms and conditions of the Option Plan.

        The Board of Directors believes that approval of the amendment is in the best interests of the Company and its stockholders because the ability to grant stock options is an important factor in the Company's ability to attract and retain key employees, directors and consultants who are expected to be important contributors to the Company's success, and to align these parties' interests with those of the stockholders through the direct benefit they will receive as a result of improved stock performance.

SUMMARY OF THE PROVISIONS OF THE OPTION PLAN, AS AMENDED

        The following summary of the Option Plan, including the proposed amendment, is qualified in its entirety by the specific language of the Option Plan, a copy of which is available to any stockholder upon request.

               IN GENERAL

               The Option Plan is administered by the Board of Directors and/or by a duly-appointed committee of the Board having such powers as specified by the Board (hereinafter referred to collectively as the "Board"). As amended by the Board on March 31, 1998, subject to stockholder approval, all options must be granted, if at all, by February 28, 2009. All full-time employees (including officers), eligible directors, consultants and other independent contractors of the Company or any present or future parent and/or subsidiary corporations of the Company, are eligible to participate in the Option Plan. As of March 31, 1998, approximately 93 employees, directors and consultants were eligible to participate in the Option Plan.

        Options granted under the Option Plan may be either incentive stock options as defined in section 422 of the Code or nonqualified stock options. A maximum of 1,500,000 (subject to adjustment in the event of stock dividends, stock splits, reverse stock splits, recapitalizations, combinations, reclassifications, or like changes in the capital structure of the Company) of the authorized but unissued or treasury shares of Common Stock of the Company may be issued under the Option Plan. In order to qualify compensation realized with respect to options granted under the Option Plan as "performance-based compensation" within the meaning of section 162(m) of the Code, the Option Plan provides that, subject to adjustment for changes in the capital structure of the Company, no person may be granted within any fiscal year options which in the aggregate are for the purchase of more than 100,000 shares.

        During the lifetime of the optionee, an option may be exercised only by the optionee. An option may not be transferred or assigned, except by will or the laws of descent and distribution.

        The Board may terminate or amend the Option Plan or outstanding options at any time, but without stockholder approval, the Board may not amend the Option Plan to increase the total number of shares of Common Stock reserved for issuance pursuant to the Option Plan or change the class of persons eligible to receive options under the Option Plan. In general, no amendment may adversely affect any then-outstanding option without the optionee's consent.

               GRANTS TO EMPLOYEES, DIRECTORS WHO ARE ALSO EMPLOYEES AND CONSULTANTS

               The Board, in its sole discretion, may choose which employees, including directors who are also employees, and consultants will be granted options under the Option Plan. The exercise price of any nonqualified stock option granted under the Option Plan may not be less than 85% of the fair market value of a share of the Common Stock of the Company on the date of grant, while the exercise price of any incentive stock option granted under the Option Plan may not be less than 100% of the fair market value of a share of the Common Stock of the Company on the date of grant. In addition, the Option Plan provides that any incentive stock option granted to a person who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "Ten Percent Owner") must have an exercise price not less than 110% of the fair market value of a share of the Common Stock of the Company on the date of grant.

        Options granted under the Option Plan may be exercised by payment of the exercise price (1) in cash, by check, or cash equivalent, (2) by tender to the Company of shares of the Common Stock of the Company which have a value, as determined by the Board, not less than the aggregate exercise price of the option being exercised, (3) by the optionee's recourse promissory note for no more than 95% of the aggregate exercise price and cash for the balance, (4) by the assignment of the proceeds of a sale of some or all of the shares being acquired upon the exercise of an option, or (5) by any combination of the above.

        Subject to the terms of the Option Plan, the Board is authorized to set the time or times within which each option granted under the Option Plan will be exercisable or the event or events upon the occurrence of which all or a portion of each option will be exercisable and the term of each option. Options granted under the Option Plan generally become vested and exercisable as to 20% of the option on the "initial vesting date" and as to 1/60 of the option for each calendar month of service following the "initial vesting date," so long as the optionee remains in continuous employment with a Participating Company. The "initial vesting date" is either (1) the date one year after the date of option grant or (2) if the option is granted within six months of an optionee's commencement of employment, the date one year after commencement of employment. All incentive stock options must be exercised, if at all, not later than 10 years after the date the option is granted, provided that all nonqualified stock options must be exercised, if at all, not later than 10 years and one month after the date the option is granted, provided that an incentive stock option granted to a Ten Percent Owner must be exercised, if at all, not later than 5 years after the date the option is granted.

        In the event of a Transfer of Control (as defined in the Option Plan), the Board may, in its sole discretion, arrange with the acquiring or successor corporation to assume the Company's rights and obligations under the outstanding options or substitute an option for such corporation's stock for such outstanding options. Any options which are neither assumed or substituted for nor exercised will terminate as of the date of the Transfer of Control.

               GRANTS TO ELIGIBLE NONEMPLOYEE DIRECTORS

               Only members of the Board who are not employees of the Company and who are not individuals who perform services, whether as an employee, partner, principal, sole proprietor, director, trustee, independent contractor or consultant for any entity which owns more than 5% of the total combined voting power of all classes of stock of the Company are eligible to receive Options ("Director Options"), as described below. No member of the Board who is not an employee may receive options under the Option Plan except Director Options. Director Options are granted automatically under the terms of the Option Plan and are intended to qualify as "formula awards" within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934. The Board has no authority or discretion to select the nonemployee directors who will receive Director Options, to set the exercise price of, the number of shares subject to, or the duration of Director Options, or to determine the time at which Director Options will be granted.

        The Option Plan provides for an initial grant to a new, eligible nonemployee director for the number of shares of Common Stock equal to $100,000 divided by the fair market value of a share of Common Stock on the date of the option grant, rounded to the nearest whole share, but not to exceed 10,000 shares. Each eligible nonemployee director is also entitled under the Option Plan to an annual grant for the number of shares of the Company's Common Stock equal to $50,000 divided by the fair market value of a share of the Company's Common Stock on the date of the option grant, rounded to the nearest whole share, but not to exceed 3,000 shares. The number of shares of Common Stock subject to the first annual grant to an eligible nonemployee director who has not served as a director of the Company for the full twelve-month period preceding the date of grant of that option is pro rated to reflect the actual period of time during that year actually served as a director, rounded to the nearest whole share.

        The initial grant to an eligible nonemployee director who has not previously received an option under the Option Plan occurs on the date that such individual becomes an eligible nonemployee director. Annual grants are made automatically to all those eligible nonemployee directors continuing to serve as directors on the date of the Company's meeting of the Board in the month of December, or, if no meeting of the Board is held in the month of December, on December 15.

        Director Options may only be nonqualified stock options, and all Director Options must have an exercise price equal to 100% of the fair market value of a share of the Company's Common Stock on the date of grant. Shares of Common Stock acquired upon the exercise of Director Options may be purchased with (1) cash, a check, or cash equivalent, (2) shares of the Company's Common Stock with a value not less than the option exercise price, (3) the assignment of proceeds from the immediate sale of the shares acquired upon exercise of the option or (4) a combination of the foregoing.

        Director Options vest and become exercisable in installments of 20% one year after the date of grant and 1/60 for each complete calendar month thereafter, provided that the individual continues to serve as a director continuously from the date of the option's grant until the relevant vesting date. Director Options are exercisable to the extent vested for a period of 10 years from the date of grant, subject to earlier termination in the event that the individual ceases to serve as a member of the Board or a Transfer of Control (as defined in the Option Plan) occurs with respect to the Company. Upon a Transfer of Control, Director Options automatically become fully vested.

SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES OF OPTION PLAN

        The following summary is intended only as a general guide as to the United States federal income tax consequences under current law with respect to participation in the Option Plan, and does not attempt to describe all possible federal or other tax consequences of such participation. Furthermore, the tax consequences of options are complex and subject to change, and a taxpayer's particular situation may be such that some variation of the described rules is applicable.

        Incentive Stock Options. Options designated as incentive stock options are intended to fall within the provisions of section 422 of the Code. An optionee recognizes no taxable income as the result of the grant or exercise of such an option.

        For optionees who do not dispose of their shares within two years following the date the option was granted or within one year following the transfer of the shares upon exercise of the option, the gain on sale of the shares (which is the difference between the sale price and the purchase price of the shares) will be taxed as long-term capital gain. If an optionee satisfies such holding periods upon a sale of the shares, the Company will not be entitled to any deduction for federal income tax purposes. If an optionee disposes of shares within two years after the date of grant or within one year from the date of exercise (a "disqualifying disposition"), the lesser of (i) the difference between the option exercise price and the fair market value of the shares on the determination date of the option (see discussion under "Nonqualified Stock Options" below) or (ii) the gain realized on the disposition will be taxed as ordinary income at the time of disposition. Any additional gain and any loss will constitute a capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months. Any ordinary income recognized by the optionee upon the disposition of the shares should be deductible by the

Company for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

        The difference between the option exercise price and the fair market value of the shares on the determination date of an incentive stock option (see discussion under "Nonqualified Stock Options" below) is an adjustment in computing the optionee's alternative minimum taxable income, and may be subject to an alternative minimum tax, which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

        Nonqualified Stock Options. Nonqualified stock options have no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonqualified stock option, the optionee normally recognizes ordinary income equal to the excess (if any) of the fair market value of the shares on the determination date (as defined below) over the purchase price of the shares. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The "determination date" is the date on which the option is exercised unless the shares are not vested, in which case the determination date is the date on which the shares vest. If the determination date is after the exercise date, the optionee may elect, pursuant to section 83(b) of the Code, to have the exercise date be the determination date by filing an election with the Internal Revenue Service not later than 30 days after the date the option is exercised. Upon the sale of shares acquired by the exercise of a nonqualified stock option, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. A capital gain or loss will be long-term if the optionee's holding period is more than 12 months from the determination date. No tax deduction is available to the Company with respect to the grant of a nonqualified stock option, or the sale of the stock acquired pursuant to the exercise of a nonqualified stock option. The Company should be entitled to a deduction equal to the amount of ordinary income recognized by the optionee as a result of the exercise of a nonqualified stock option or the vesting of shares, except to the extent such deduction is limited by applicable provisions of the Code or the regulations thereunder.

VOTE REQUIRED AND BOARD OF DIRECTORS' RECOMMENDATION

        The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum. Abstentions will have the same effect as a negative vote. Broker non-votes, on the other hand, will have no effect on the outcome of the vote.

        The Board believes that the proposed amendment to the Option Plan to extend its term from February 28, 1999 to February 28, 2009 is in the best interests of the Company and the stockholders for the reasons stated above. THEREFORE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE EXTENSION OF THE TERM OF THE OPTION PLAN FROM FEBRUARY 28, 1999 TO FEBRUARY 28, 2009.

CHANGES TO BENEFIT PLANS

        1988 Stock Option Plan. The Board of Directors has amended the 1988 Stock Option Plan (the "Option Plan"), subject to stockholder approval, to extend the term of the Option Plan from February 28, 1999 to February 28, 2009. No option grants have been made under the Option Plan following this amendment.

        The New Plan Benefits Table sets forth grants of stock options received under the Option Plan during the fiscal year ended December 28, 1997 by (1) the persons listed in the Summary Compensation Table; (2) all current executive officers as a group; (3) all current directors who are not executive officers as a group; and (4) all non-executive officer employees as a group. The number of shares and exercise prices for Director Options are based on the fair market value of the Company's Common Stock on the date of their automatic grant as provided in the Option Plan. Other grants under the Option Plan are made at the discretion of the Board of Directors. Accordingly, future grants under the Option Plan are not yet determinable.

                                NEW PLAN BENEFITS

                                                    FRESH CHOICE, INC.
                                               SECOND AMENDED AND RESTATED
                                                  1988 STOCK OPTION PLAN

       NAME AND POSITION                  EXERCISE PRICE         NUMBER OF
                                           (PER SHARE)            SHARES

Charles A. Lynch                               --                       0
Chairman of the Board

Everett F. Jefferson                          $4.375              100,000(1)
President and Chief Executive
Officer

Tim O'Shea                                    $3.875                4,000
Vice President, Marketing and
Assistant Secretary

David E. Pertl                                $4.625               20,000
Vice President, Chief Financial               $3.875                4,000
Officer and Treasurer

Executive Group (6 persons)(2)            $3.50 - $4.625          137,000

Non-Executive Director Group (5               $4.125               12,000(4)
persons)(3)

Non-Executive Officer                     $3.25 - $4.188           70,750
Employee Group

Former Officer:

Robert Ferngren                                --                       0
Former President and Chief
Executive Officer

----------

1 Does not include option grants to purchase an aggregate of 120,000 shares of common stock granted outside of the Option Plan.

2 Number of persons does not include Mr. Ferngren, who ceased to be an executive officer of the Company in February 1997.

3 Includes Messrs. Krantz and Boppell, who did not become directors until March 1998 and received no option grants in fiscal 1997.

4 Represents grants to Messrs. Casey, Curtis and Hays under the provisions of the Option Plan provisions providing for automatic grants to eligible non-employee directors. See "INFORMATION CONCERNING THE COMPANY -- Compensation of Directors."

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

        The following table sets forth information concerning the annual and long-term compensation of the Chief Executive Officer of the Company and the three other most highly-compensated executive officers of the Company as of December 28, 1997 whose total salary and incentive compensation for the fiscal year ended December 28, 1997 exceeded $100,000 for services in all capacities to the Company. The following table also sets forth the total salary and incentive compensation for each of such executive officers for the fiscal years ended December 29, 1996 and December 31, 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                            LONG TERM
                                                   ANNUAL COMPENSATION                    COMPENSATION
                                          ------------------------------------------          AWARDS
                                                                                            ----------
                                                                                            SECURITIES
  NAME AND PRINCIPAL                                                         OTHER          UNDERLYING          ALL OTHER
       POSITION               YEAR        SALARY        BONUS(1)            ANNUAL            OPTIONS          COMPENSATION
----------------------        ----        ------        --------           ---------          -------          ------------
Charles A. Lynch(2)           1997       $248,068       $      0           $    426(3)               0          $  2,256(4)
 Chairman of the Board        1996       $245,192       $      0           $  1,097(3)          25,000          $  1,212(4)
                              1995       $182,694       $      0           $  7,612(5)         100,000          $    840(4)

Everett F. Jefferson(6)       1997       $231,145       $ 14,000           $  7,685(7)         220,000          $154,068(8)
 President and Chief          1996       $   --         $   --             $   --                 --            $   --
 Executive Officer;           1995       $   --         $   --             $   --                 --            $   --
 Former Director

Tim O'Shea(9)                 1997       $136,490       $  9,000(10)       $ 12,000(11)          4,000          $    288(12)
 Vice President,              1996       $103,057       $ 12,123           $  9,534(13)         10,000          $ 63,402(14)
 Marketing and                1995       $   --         $   --             $   --                 --                --
 Assistant Secretary                                                                                            $   --

David E. Pertl(15)            1997       $126,606       $ 21,000(10)       $ 11,260(16)         24,000          $ 55,649(17)
 Vice President, Chief        1996       $   --         $   --             $   --                 --            $   --
 Financial Officer and        1995       $   --         $   --             $   --                 --            $   --
 Treasurer

Former Officer:
Robert Ferngren(18)           1997       $ 49,383       $      0           $  2,000(19)              0          $  9,428(20)
Former President and          1996       $268,673       $ 50,000(10)       $ 11,438(21)              0            72,974(22)
Chief Executive Officer       1995       $ 26,442       $      0           $  1,367(23)        220,000                13(24)

----------

1   No bonuses were paid to any of the named officers during fiscal year 1995.

2 Mr. Lynch, who has been a director of the Company since 1989, joined the Company as its Chairman of the Board in March 1995 and became Chief Executive Officer in May 1995. He served as Chief Executive Officer until the Company hired Mr. Ferngren in November 1995. Mr. Lynch resigned from the Company as an executive officer in March 1998. Mr. Lynch continues to serve as the Chairman of the Board of the Company.

3   Represents car allowance.

4 Represents premium payments for group life insurance paid for by the Company on behalf of each employee with a base salary in excess of $50,000 ("Premium Payments") in stated fiscal year.

5   Includes $3,370 in telephone allowance and $4,242 in car allowance.

6 Mr. Jefferson joined the Company in February 1997 when Mr. Ferngren resigned from the Company as President and Chief Executive Officer.

7   Represents car allowance.

8 Includes $92,688 in relocation expenses paid in fiscal year 1997, $61,000 in relocation expenses accrued in fiscal year 1997 and paid in fiscal year 1998 and $381 in Premium Payments.

9   Mr. O'Shea joined the Company in March 1996.

10  Represents bonus paid pursuant to offer letter.

11  Includes $375 in telephone allowance and $11,625 in car allowance.

12  Represents Premium Payments.

13  Includes $1,210 in telephone allowance and $8,324 in car allowance.

14  Includes $63,268 in relocation expenses and $134 in Premium Payments.

15  Mr. Pertl joined the Company in January 1997.

16  Includes $250 in telephone allowance and $11,010 in car allowance.

17  Includes $55,489 in relocation expenses and $161 in Premium Payments

18 Mr. Ferngren joined the Company in November 1995 and resigned from the Company as President and Chief Executive Officer in February 1997.

19  Includes $125 in telephone allowance and $1,875 in car allowance.

20  Includes $9,412 in relocation expenses and $16 in Premium Payments.

21  Includes $1,500 in telephone allowance and $9,938 in car allowance.

22  Includes $72,876 in relocation expenses and $98 in Premium Payments.

23  Includes $250 in telephone allowance and $1,117 in car allowance.

24  Represents Premium Payments.

        The following table provides the specified information concerning grants of options to purchase the Company's Common Stock made during the year ended December 28, 1997 to the persons named in the Summary Compensation Table:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                      POTENTIAL REALIZABLE VALUE
                                                                                      AT ASSUMED ANNUAL RATES OF
                                                                                       STOCK PRICE APPRECIATION
                        INDIVIDUAL GRANTS IN FISCAL 1997                                   FOR OPTION TERM(1)
-----------------------------------------------------------------------------------    --------------------------
                              NUMBER OF    % OF TOTAL
                             SECURITIES     OPTIONS
                             UNDERLYING    GRANTED TO    EXERCISE
                               OPTIONS     EMPLOYEES IN    OR BASE       EXPIRATION
           NAME              GRANTED(2)     FISCAL YEAR   PRICE(3)          DATE             5%             10%
---------------------------  ----------     -----------   --------       -----------       --------       ---------

Charles A. Lynch                  0             --            --             --              --              --

Everett F. Jefferson         65,000(4)         19.83%       $4.375       02/09/2007        $178,842       $453,221
                             86,191            26.30%       $4.375       02/09/2007        $237,147       $600,977
                             55,000(4)         16.78%       $4.375       02/09/2007        $151,328       $383,444
                             13,809             4.21%       $4.375       02/09/2007        $ 37,994       $ 96,285

Tim O'Shea                    4,000             1.22%       $3.875       05/21/2007        $  9,748       $ 24,703

David E. Pertl               20,000             6.10%       $4.625       01/12/2007        $ 58,173       $147,421
                              4,000             1.22%       $3.875       05/21/2007        $  9,748       $ 24,703

Robert Ferngren                   0             --            --             --              --              --


----------

1 Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions and the optionholders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

2 Options granted during fiscal 1997 generally vest and become exercisable 20% one year from the date of grant, and 1/60 per month for each complete calendar month of continuous employment thereafter. See also footnote 4 and "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Change in Control and Severance Arrangements."

3   All options were granted at market value on the date of grant.

4   Represents options granted outside of the Company's Stock Option Plan.

        The following table provides the specified information concerning unexercised options held as of December 28, 1997, by the persons named in the Summary Compensation Table:

  AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END VALUES(1)

                     NUMBER OF UNEXERCISED OPTIONS AT      VALUE OF UNEXERCISED IN-THE-MONEY
                                   12/28/97                  OPTIONS AT 12/28/97(1),(2)
         NAME          EXERCISABLE(3)   UNEXERCISABLE       EXERCISABLE(3)   UNEXERCISABLE
---------------------  --------------   -------------       --------------   -------------
Charles A. Lynch          84,850            52,574                $5,142           $0(4)

Everett F. Jefferson           0           220,000(5)              --             $0(4)

Tim O'Shea                 3,500            10,500                $0(4)            $0(4)

David E. Pertl                 0            24,000                  --             $0(4)

Robert Ferngren                0                 0                 --              --

----------

1 Values are net of exercise price. None of the persons named in the Summary Compensation Table exercised options during fiscal 1997.

2 Based on the 1997 year-end market price per share of $3.25 on December 26, 1997, the last trading date of the Company's fiscal year.

3 Company stock option grants generally vest over five years and are exercisable only to the extent vested. See "Option Grants in Last Fiscal Year." Prior to March 1994, stock options grants were generally immediately exercisable, subject to the right of the Company to repurchase at the optionee's original purchase price unvested shares held upon termination of service, and became vested over five years.

4 None of such shares have value in excess of their exercise price, based on the December 26, 1997 closing price of $3.25.

5    Includes 120,000 options granted outside the Company's Stock Option Plan.

COMPENSATION OF DIRECTORS

        Beginning fiscal 1998, each nonemployee director of the Company, except for the Chairman of the Board, will receive $10,000 cash compensation per year $2,500 of which is payable at the end of each full quarter of services. Each nonemployee director of the Company also receives $750 cash compensation for each meeting of the Board of Directors that he attends. Each nonemployee director who is a member of a committee of the Board of Directors receives $500 cash compensation for attendance at each committee meeting. Each nonemployee director serving as a chairperson of a committee of the Board of Directors receives $1,000 cash compensation for such service during a fiscal year. The directors of the Company are reimbursed for expenses incurred in connection with attendance at Board of Directors or committee meetings. During fiscal year 1998, Charles A. Lynch will receive $70,000 cash compensation for services provided as Chairman of the Board of the Company.

        During fiscal 1993, the Company adopted, and the stockholders approved, an amendment to the Company's 1988 Stock Option Plan (the "Option Plan") to permit initial and annual automatic stock option grants ("Director Options") to certain nonemployee directors. Under the Option Plan, a director receives an initial automatic grant of 10,000 shares (an amount equal to $100,000 divided by the fair market value of a share of the Company's common stock on the date of the option grant, rounded to the nearest whole share, up to a maximum of 10,000 shares) upon joining the Board of Directors. In December 1997, each of the three eligible nonemployee directors (Messrs. Casey, Curtis and Hays) received an annual option grant for 3,000 shares of the Company's common stock (an amount equal to $50,000 divided by the fair market value of a share of the Company's common stock on the date of the option grant, rounded to the nearest whole share, up to a maximum of 3,000 shares). In March 1998, Messrs. Krantz and Boppell, newly elected nonemployee directors, received initial automatic grants of 10,000 shares and Mr. Lynch, as Chairman of the Board and consultant of the Company, received an option grant for 50,000 shares of the Company's common stock under the Option Plan.


CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS

        On or about November 9, 1995, the Company provided Robert Ferngren with an employment offer letter appointing him President and Chief Executive Officer; the offer letter was amended on July 29, 1996 to clarify certain terms. The offer letter provided that if the Company terminated Mr. Ferngren's employment without cause within the first two years of his employment, Mr. Ferngren would receive severance pay equal to two years' salary at the then-current rate. In the event of such termination without cause by the Company after the first two years, Mr. Ferngren would be entitled to severance pay equal to one year's salary at the then-current rate. "Cause" is defined as (a) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (b) the commission of an illegal act in connection with his re-employment, or (c) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. In the event of a change in control of the Company, Mr. Ferngren's options to purchase the Company's Common Stock would become immediately vested and exercisable, and if he were terminated by the acquiring company, he would also be entitled to the above-described severance payments. Under the terms of the offer letter, "Change in Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company. Mr. Ferngren's resignation as an officer and director did not trigger any of the severance provisions of the offer letter.

        On or about January 30, 1997 the Company provided Everett F. Jefferson with an employment offer letter appointing him President and Chief Executive Officer. The offer letter provided that if the Company terminates Mr. Jefferson's employment without cause within the first two years of his employment, Mr. Jefferson would receive severance pay equal to two years' salary at the then-current rate, which is currently $290,000. In the event of such termination without cause by the Company after the first two years, Mr. Jefferson would be entitled to severance pay equal to one year's salary at the then-current rate. "Cause" is defined as (a) the willful and intentional failure substantially to perform his duties (other than because of physical or mental incapacity), (b) the commission of an illegal act in connection with his re-employment, or (c) the commission of any act which falls outside the ordinary course of his responsibilities and which exposes the Company to a significant level of undue liability. A determination of "cause" requires the affirmative vote of at least two-thirds of all members of the Board of Directors. In the event of a change in control of the Company, Mr. Jefferson's options to purchase the Company's Common Stock would become immediately vested and exercisable, and if he were terminated by the acquiring company, he would also be entitled to the above-described severance payments. Under the terms of the offer letter, "Change in Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

        On or about January 24, 1997, the Company provided David Pertl with an employment offer letter appointing him Vice President and Chief Financial Officer. The offer letter provided that if the Company terminates Mr. Pertl's employment without cause, Mr. Pertl would receive severance pay equal to one year's salary at the then-current rate, which is currently $150,000. "Without cause" is defined as a layoff, approved by the President and/or Chairman of the Company, or a separation, voluntary or involuntary, as a result of a transfer of control. "Transfer of control" is defined as an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company. In the event of a change in control of the Company, Mr. Pertl's options to purchase the Company's Common Stock would become immediately vested and exercisable, and if he were terminated by the acquiring company, he would also be entitled to the above-described severance payments.

        Beginning July 18, 1996, the Company has entered into Severance Agreements with each of its vice presidents who is an executive officer (other than such officers who have other severance arrangements) and Charles A. Lynch, its Chairman of the Board. These severance agreements provide that in the event of a layoff or a "Transfer of Control," the executive would be entitled to receive severance pay of nine months' continued salary for the vice presidents and 18 months' continued salary for Mr. Lynch. Under the terms of these severance agreements, "Transfer of Control" means an ownership change in which the stockholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the Company.

        The Option Plan provides that, with respect to options other than Director Options, in the event of certain mergers, sale of assets, sale or exchange by the stockholders of their shares, or a liquidation or dissolution of the Company, in which the stockholders do not retain at least a majority of the voting stock of the Company or its successor (a "Transfer of Control"), the Board of Directors may arrange with the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), to either assume the Company's rights and obligations under stock options outstanding under the Option Plan (the "Options"), or substitute options for the Acquiring Corporation's stock for such outstanding Options. Any Options which are neither assumed or substituted for by the Acquiring Corporation nor exercised as of the date of the Transfer of Control will terminate effective as of the date of the Transfer of Control.

        All shares subject to Director Options will become 100% vested and exercisable in the event of a Transfer of Control. Any Director Option not exercised as of the date of a Transfer of Control or assumed or substituted for by the Acquiring Corporation will terminate as of such date.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee of the Board of Directors at the beginning and end of the 1997 fiscal year was constituted of the three nonemployee directors of the Company, Messrs. Curtis, Casey and Hays.

        The Compensation Committee is responsible for setting and administering the policies governing compensation of the executive officers of the Company, including cash compensation and stock ownership programs. The goals of the Company's compensation policy are to attract and retain executive officers who contribute to the overall success of the Company, by offering compensation which is competitive in the restaurant industry for companies of the Company's size, to motivate executives to achieve the Company's business objectives, and to reward them for their achievements. The Company generally uses salary, incentive compensation, and stock options to meet these goals.

        For fiscal year 1997, salaries were set by the Compensation Committee for each executive officer, including the Chief Executive Officer, within the range of salary for similar positions in other companies of similar size in Company's industry, based on a number of available published surveys, which do not specifically identify companies, obtained by the Company's Human Resources Department, as adjusted for the Company's projected revenue levels and regional salary differences. Salaries were generally targeted at the median of salaries among comparable companies, although the salaries are also adjusted based on each officer's experience, tenure, and prior performance. The Company recruited a new President and Chief Executive Officer, Everett F. Jefferson, in January 1997. The Committee based Mr. Jefferson's salary on the ranges suggested by the above surveys and on negotiations with Mr. Jefferson to induce him to join the Company. The Chief Executive Officer's salary for fiscal 1997 was within the fourth quartile of the applicable range of salaries for chief executive officers in similar-sized companies in the restaurant industry and within the first quartile of the applicable range of salaries for chief executive officers in all surveyed companies in the restaurant industry.

        In preparing the performance graph for this Proxy Statement, the Company has selected the University of Chicago Graduate School of Business Center for Research in Security Prices Index for Nasdaq Retail Eating and Drinking Places Stocks ("Nasdaq RE&D") as its peer group. The companies that the Company included in its stratified salary surveys are not necessarily those included in the indices, as such companies may not be competitive with the Company for executive talent or may not be publicly traded on the Nasdaq National Market.

        The Company adopted a Management Incentive Plan (the "Plan") for fiscal 1997 and fiscal 1998. The purpose of the Plan is to reward key corporate management positions for positive accomplishment of the Company's objectives. Only corporate managers and officers are eligible to participate in the Plan (collectively, the "Plan Eligible Participants"). In order to participate in the Plan, the Plan Eligible Participants have to (i) sign an objectives form to be kept on file in the Company's Human Resources Department, (ii) meet with his or her respective manager to set and rank objectives to be accomplished by the Plan Eligible Participant and (iii) be employed with the Company on the last day of the Plan for that fiscal year. In addition, the Company must meet or exceed minimum profitability for the respective fiscal year.

        During fiscal 1997, the Chief Executive Officer, Mr. Ferngren, and two
(2) other executive officers each received an incentive bonus which was set forth in their respective offer letters. The Committee determined that Mr. Ferngren had fulfilled his responsibilities to the Company and approved the payment of the incentive bonus set forth in his offer letter, but considered that additional amounts would be inappropriate because of the financial condition of the Company. Incentive compensation was paid to only two (2) other executive officers, who received small bonuses, each in accordance with the terms of their respective offer letter.

        The Company believes that employee equity ownership provides executive officers with significant additional motivation to maximize value for the Company's stockholders. Because the stock options are granted at the prevailing market price, the stock options will only have value if the Company's stock price increases over the exercise price. Therefore, the Committee believes that stock options will serve to align the interests of executive officers closely with other stockholders because of the direct benefit executive officers receive through improved stock performance.

        In fiscal 1997, the Compensation Committee recommended to the Board of Directors, and the Board of Directors approved, stock option grants to certain of the executive officers. Grants in fiscal 1997 were recommended on the basis of the achievement of clearly defined objectives, and in each case the size of each grant was based upon the relative seniority and responsibilities of each executive officer, historical and expected contributions of each executive officer to the Company, and previous stock option grants.

        Options were granted with exercise prices equal to the fair market value per share of Common Stock on the date of the grant, as determined by the Board of Directors. In order to encourage executive officers to remain in the Company's employ, stock option grants generally vest over five years. Options granted in fiscal 1997 vest over a five-year period. All options granted by the Company are exercisable only to the extent vested.

        Mr. Ferngren resigned as an officer and director of the Company in February 1997; the Board then elected Everett F. Jefferson as President and Chief Executive Officer. When hiring Mr. Jefferson, the Committee considered it important to provide him with long-term incentives. In February 1997, the Committee therefore granted Mr. Jefferson three options to purchase an aggregate of 220,000 shares based on his relative seniority, responsibilities and expected contribution to the Company. Two options, one for 100,000 shares under the Option Plan and the other for 65,000 shares outside the Option Plan, vest over the Company's normal five-year vesting schedule. The third option, for 55,000 shares granted outside the Option Plan, vests in one installment on the fifth anniversary of the grant. In addition, Mr. Jefferson was paid a $14,000 bonus in 1998, which accrued in 1997. The company also paid Mr. Jefferson relocation expenses associated with his coming to the Company in an amount of $92,688 in 1997 and $61,000 in 1998, which was earned in 1997.

        In January 1997, David Pertl was hired as Vice President and Chief Financial Officer of the Company. When hiring Mr. Pertl, the Committee considered it important to provide him with long-term incentives. The Company therefore granted Mr. Pertl an option to purchase an aggregate of 20,000 shares under the Option Plan. Mr. Pertl also received a $21,000 bonus, in accordance with his offer letter, and $55,489 in relocation expenses in connection with his coming to the Company.

        Due to negotiations to retain each of them and the above reasons, Mr. Ferngren's offer letter, as amended, and Mr. Jefferson's offer letter each contain provisions for severance payments in the event each is terminated not for cause or after a "change in control." See "EXECUTIVE COMPENSATION AND OTHER MATTERS -- Change in Control and Severance Arrangements." None of the severance provisions of Mr. Ferngren's offer letter were triggered by his resignation.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

        Effective January 1, 1994, the Internal Revenue Code (the "Code") was amended to impose a limit under section 162(m) on the amount of compensation which may be deducted by a publicly-held corporation with respect to the corporation's chief executive officer and its four other most highly-compensated officers, set at $1,000,000 per executive per year. Exemptions from this deductibility limit are provided for certain types of "performance-based compensation," including compensation related to stock option plans meeting certain criteria. In order to permit compensation under the Company's 1988 Stock Option Plan (the "Option Plan") to qualify for this exemption, the Board of Directors concluded that it would be advisable to establish certain restrictions on the granting of options under the Option Plan. These restrictions were approved at the 1994 Annual Meeting of Stockholders. The Compensation Committee does not believe that other components of the Company's compensation will be likely in the aggregate to exceed $1,000,000 for any executive officer in any year in the foreseeable future, and therefore concluded that no further action with respect to qualifying its executive compensation for deductibility of such compensation was necessary at this time. The policy of the Committee is to qualify executive compensation for deductibility under the applicable tax laws as practicable. In the future, the Committee will continue to evaluate the advisability of qualifying the deductibility of such compensation.

                             COMPENSATION COMMITTEE


                                 Vern O. Curtis
                                M. Michael Casey
                                  Carl R. Hays

                        COMPARISON OF STOCKHOLDER RETURN

        Set forth below is a line graph comparing the annual percentage change in the cumulative total return on the Company's Common Stock with the cumulative total return of The University of Chicago Graduate School of Business Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies) ("Nasdaq US") and the CRSP Index for Nasdaq Retail Eating and Drinking Places Stocks ("Nasdaq RE&D") for the period commencing on December 27, 1992(1) and ending on December 29, 1997(2).


          COMPARISON OF CUMULATIVE TOTAL RETURN FROM DECEMBER 24, 1992
                          THROUGH DECEMBER 28, 1997(1)

FRESH CHOICE, INC., CRSP INDEX FOR NASDAQ STOCK MARKET (U.S. COMPANIES) AND CRSP
           INDEX FOR NASDAQ RETAIL EATING AND DRINKING PLACES STOCKS

                                    [GRAPHIC]

                    12/24/92     12/23/93      12/23/94      12/29/95       12/27/96     12/26/97
                    --------     --------      --------      --------       --------     --------

Fresh Choice       $ 100.00      $ 112.77      $  41.49      $  26.60      $  18.62      $  13.83

 Nasdaq US         $ 100.00      $ 113.76      $ 112.53      $ 161.29      $ 198.62      $ 234.36

Nasdaq RE&D        $ 100.00      $ 102.00      $  75.17      $  92.92      $  90.24      $  76.17


(1) Assumes that $100.00 was invested on December 24, 1992 in the Company's Common Stock at the closing sales price of $23.50 at the closing sales price for each index on that date and that all dividends were reinvested. No dividends have been declared on the Company's Common Stock. Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

(2) The last trading days in each of the fiscal years ended December 27, 1992, December 26, 1993, December 25, 1994, December 31, 1995, December 29, 1996 and December 28, 1997 were December 24, 1992, December 23, 1993, December 23, 1994, December 29, 1995, December 27, 1996 and December 26, 1997,
    respectively.

             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        The Board of Directors of the Company selected, and by the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders held on May 22, 1997, the stockholders approved Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year 1997. No event described in paragraph (a)(1)(v) of Item 304 of Regulations S-K has occurred within the Company's fiscal year ended December 28, 1997.

        The Board of Directors of the Company has selected Deloitte & Touche LLP as independent accountants to audit the financial statements of the Company for the fiscal year ending December 27, 1998. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

        The affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders, at which a quorum representing a majority of all outstanding shares of Common Stock of the Company is present and voting, either in person or by proxy, is required for approval of this proposal. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum, but will not be counted as having been voted on the proposal. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANT'S FOR THE FISCAL YEAR ENDING DECEMBER 27, 1998.

                      STOCKHOLDER PROPOSALS TO BE PRESENTED
                             AT NEXT ANNUAL MEETING

        Proposals of stockholders intended to be presented at the next Annual Meeting of the Stockholders of the Company must be received by the Company at its offices at 2901 Tasman Drive, Suite 109, Santa Clara, California 95054, no later than December 10, 1998, and must satisfy the conditions established by the Securities and Exchange Commission for stockholder proposals in order to be included in the Company's proxy statement for that meeting.

                          TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the meeting is as set forth above. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

                                             By Order of the Board of Directors


                                             /s/ JOAN M. MILLER

                                             JOAN M. MILLER
                                             Secretary
April 9, 1998

                               FRESH CHOICE, INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                       SOLICITED BY THE BOARD OF DIRECTORS

     The undersigned hereby appoints Everett F. Jefferson with full power of substitution to represent the undersigned and to vote all the shares of the stock of Fresh Choice, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Santa Clara Convention Center, 5001 Great America Parkway, Santa Clara, California, on Thursday, May 21, 1998 at 2:00 p.m. local time, and at any adjournment thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Company's 1997 Annual Report to Stockholders.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED IN FAVOR OF PROPOSALS 1, 2, 3 and 4.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

                              FOLD AND DETACH HERE

A VOTE FOR THE FOLLOWING PROPOSALS IS                     Please mark your
RECOMMENDED BY THE BOARD OF DIRECTORS:                    votes as indicated [X]
                                                          in this example.


Proposal 1.     Election of Class III Directors listed below:

            FOR                               WITHHOLD
        all nominees                          AUTHORITY
       listed (except         [  ]           to vote for          [ ]
        as marked to                         all nominees
       the contrary)                           listed

              (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list below.)


                       Everett F. Jefferson         Barry Krantz

Proposal 2.     To amend the Company's 1992            FOR      AGAINST     ABSTAIN
                Employee Stock Purchase Plan to
                increase the maximum aggregate         [ ]        [ ]         [ ]
                number of shares reserved for
                issuance thereunder by 200,000.

Proposal 3.     To amend the Company's 1998 Stock      FOR      AGAINST     ABSTAIN
                Option Plan to extend its term by
                ten (10) years.                        [ ]        [ ]         [ ]

Proposal 4.     To ratify the appointment of           FOR      AGAINST     ABSTAIN
                Deloitte & Touche LLP as the
                Company's Independent accountants      [ ]        [ ]         [ ]
                for the fiscal year ending
                December 27, 1998



Signature(s) ________________________________________  Date: __________________

Sign exactly as your name(s) appears on your stock certificate. If shares of stock stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign the above Proxy. If shares of stock are held of record by a corporation, the Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute the above Proxy for a deceased stockholder should give their full title. Please date the Proxy.
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